Exhibit 10.1
November 29, 2006
Matt Hale
At the address on file with the Company
Dear Matt:
     You have tendered your resignation from S1 Corporation (the “Company”) effective December 1, 2006 (the “Separation Date”). In order to ensure a smooth transition of responsibilities, the Company has agreed to engage you on a consulting basis and make certain payments to you as set forth in this letter agreement (“Agreement”), which sets forth the terms under which your employment with the Company is ending, effective on the Separation Date. We desire to resolve any and all issues relating to your employment and the conclusion of your employment with the Company amicably on mutually satisfactory terms. Specifically, you (“You” or “Your”) and the Company (collectively, the “Parties”) agree:
A. Separation Terms
1.      Payments. Provided that You satisfy the conditions of this Agreement and do not revoke this Agreement, the Company will:
(a)	Pay You on or before December 31, 2006 the unpaid portion of Your FY2006 bonus calculated on the basis of the end of year forecast to be presented by the CEO to the Board of Directors on December 19, 2006.

(b)	Pay You in two installments in accordance with S1’s normal payroll practices on or before December 31, 2006 the fixed sum of $23,000 in consideration of the consulting services provided to the Company.
Additionally, You will be paid accrued but unused vacation, un-reimbursed business expenses in accordance with S1 policy, and the $30,000 initiation fee paid by You to the Golf Club of Georgia. All payments will be subject to applicable withholdings, including taxes and Social Security. Because You are no longer employed as of the Separation Date, Your rights to any particular employee benefit will be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans and arrangements. You acknowledge that the Separation Date will be the date used in determining benefits under all Company employee benefit plans. The Company’s obligations listed above will terminate immediately upon any breach by You of this Agreement.
2.      Release. In exchange for the payments stated above, You release and discharge the Company from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. Except as set forth above, and subject to payment of your salary and any un-reimbursed business expenses to be submitted by you within thirty days of the date hereof, You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, commissions, attorneys’ fees, or any other compensation.
You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness.
3.      OWBPA/ADEA Waiver. By agreeing to this provision, You release and waive any right or claim against the Company arising out of Your employment or the termination of Your employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”), or the Georgia Prohibition of Age Discrimination in Employment, O.C.G.A. § 34-1-2, (the “Waiver”). You understand and agree that:

(i)	this Agreement is written in a manner that You understand;

(ii)	You do not release or waive rights or claims that may arise after You sign this Agreement;

(iii)	You waive rights and claims You may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled;

(iv)	You have been advised to consult with an attorney before signing this Agreement;

(v)	You have 21 days (the “Offer Period”) from receipt of this Agreement to consider whether to sign it. If You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period;

(vi)	You have 7 days after signing this Agreement to revoke this Agreement (the “Revocation Period”). If You revoke, the Agreement shall not be effective or enforceable and You shall not be entitled to the separation benefits stated above. To be effective, the revocation must be in writing and received by Sandy Fountain, VP Human Resources at S1 Corporation, 3500 Lenox Road, Suite 200, Atlanta, Georgia 30326, or her successor, within the Revocation Period; and

(vii)	this Waiver will not become effective or enforceable until the Revocation Period has expired.
B. Your Ongoing Obligations
1.      During the period of November 30, 2006 – December 31, 2006 (excluding Christmas week), you agree to provide a minimum of 20 hours and up to 40 hours per week of consulting service to the Company at the direction of Johann Dreyer. During Christmas week and the month of January 2007, you agree to provide on call consulting and support to the Company at the direction of Johann Dreyer. You further agree to travel as reasonably needed to customer locations for the purpose of transition of customer relationships. You will be reimbursed your travel expenses incurred in such S1 requested travel in accordance with S1 policy.
2.      You agree to remain as a director and manager of the S1 subsidiaries in which you are currently appointed through January 31, 2007, during which time you will fulfill the duties of a director and manager consistent with the requirements thereof.
3.      Return of Company Property. You will, not later than January 31, 2007, return to the Company all of the Company’s property, including, but not limited to, keys, pass cards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, document or piece of equipment belonging to the Company. You will not retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession or control. You acknowledge that You have not and will not destroy, delete, or alter any Company property without the Company’s consent.
4.      Non-Disparagement. You will not make any disparaging or defamatory statements, whether written or verbal, regarding the Company.
5.      Future Employment. You agree that the Company has no obligation to consider You for employment should You apply in the future.
6.      Exercise of Vested Options. You are vested in an option to purchase certain shares of the common stock of the Company (the “Options”) in accordance with the grants made to you by the Company. The Options are exercisable as set forth in the option agreement(s) under which the options were granted.
C. General Provisions
1.      No Admission of Liability. This Agreement is not an admission of liability by the Company or You. The Parties each deny any liability whatsoever. The Company enters into this Agreement to reach a mutual agreement concerning Your separation from the Company.

2.      Attorneys’ Fees. In the event of litigation relating to this Agreement other than a challenge to the OWBPA/ADEA Waiver set forth in Section A(3) above, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity.
3.      Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
4.      Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
5.      Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.
6.      Entire Agreement. This Agreement and the Covenants Agreement attached hereto as Exhibit A (collectively, the “Agreements”) constitute the entire agreement between the Parties with respect to the subject matter herein. The Covenants Agreement is incorporated by reference, and any post-termination obligations contained in the Covenants Agreement shall remain in full force and effect, and shall survive cessation of Your employment. You acknowledge that the post-termination obligations contained in the Covenants Agreement are valid, enforceable and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations. These Agreements supersede any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment, including without limitation that certain agreement between you and the Company dated October 5, 2001. Other than this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.
7.      Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.
8.      Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You and Your heirs and assigns.
If the terms set forth in this Agreement are acceptable, please sign below and return the signed original to me on or before December 21, 2006.
Sincerely,
/s/ Johann Dreyer
Johann Dreyer
CEO
I acknowledge the validity of this 3 page Agreement, including the attached Exhibits, and represent that I have the legal capacity to enter into this Agreement. I acknowledge that I have had the opportunity to consult with an attorney before signing this Agreement. I have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

/s/Matt Hale	11/29/2006

Matt Hale	Date

EXHIBIT A
COVENANTS AGREEMENT
     This COVENANTS AGREEMENT (the “Agreement”) is made this 29th day of November, 2006, between S1 Corporation (the “Company”) and Matthew Hale (“You” or “Your”) (collectively, the “Parties”).1
For and in consideration of the premises, as well as the obligations herein made and undertaken the sufficiency of which is acknowledged, You agree to the following terms:
1.      Acknowledgments. You acknowledge that:
(a)	While an employee of the Company, Your were in a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees and customers of the Company;

(b)	the Trade Secrets and Confidential Information, and the relationship between the Company and each of its Employees and Customers, are valuable assets of the Company and may not be used for any purpose other than the Company’s Business; and

(c)	the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living in the event Your employment with the Company ends.
2.      Trade Secrets and Confidential Information.
(a)	You represent and warrant that:
(i)	You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing Your duties for the Company or complying with this Agreement, and

(ii)	You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.
(b)	You will not:
(i)	use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company;

(ii)	use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or

(iii)	(a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) which are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s written consent.
(c)	The obligations under this Agreement shall:
(i)	with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and

(ii)	with regard to the Confidential Information, remain in effect during the Restricted Period.
(d)	The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.
3.      Non-Solicitation of Customers. During the Restricted Period, You will not directly or indirectly

[1] Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” section of Attachment A. Attachment A is incorporated by reference and is included in the definition of “Agreement.”

solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business. The restrictions set forth in this Section apply only to Customers with whom You had Contact.
4.      Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, solicit, recruit or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business.
5.      Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for which You work or consult as an owner, partner, joint venturer, employee or independent contractor.
6.      Injunctive Relief. If You breach this Agreement, You agree that:
(a)	the Company would suffer irreparable harm;

(b)	it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and

(c)	if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security.
Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
7.      Attorneys’ Fees. In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.
8.      Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
9.      Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
10.    Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.
11.    No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.
12.    Entire Agreement. This Agreement, including Attachment A which is incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement, including without limitation, that certain Confidentiality, Non-Disclosure and Non-Competition Agreement dated April 30, 2001 between You and the Company.
13.    Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.
14.    Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for cessation.
15.    Consent to Jurisdiction and Venue. You agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

16.     Affirmation. You acknowledge that You have carefully read this Agreement, You know and understand its terms and conditions, and You have had the opportunity to ask the Company any questions You may have had prior to signing this Agreement.
IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date set forth above.

S1 Corporation

By: /s/ Johann Dreyer		/s/ Matthew Hale
Name: Johann Dreyer		Matthew Hale
Title: CEO
Address:	3500 Lenox Road Suite 200 Atlanta, GA 30326

ATTACHMENT A
DEFINITIONS
A.	“Business” shall mean the business of developing, designing, and implementing computer applications that allow banks, brokerage firms, and insurance companies to enable their customers to access financial information and conduct transactions over multiple delivery channels.
B.	“Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vii) information concerning the Company’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.
C.	“Contact” means any interaction between You and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last year of Your employment with the Company (or during Your employment if employed less than a year).
D.	“Customer” means any person or entity to which the Company has sold its products or services, or solicited to sell its products or services.
E.	“Employee” means any person who (i) is employed by the Company at the time Your employment with the Company ends, (ii) was employed by the Company during the last year of Your employment with the Company (or during Your employment if employed less than a year), or (iii) is employed by the Company during the Restricted Period.
F.	“Licensed Materials” means any materials that You utilized for the benefit of the Company, or delivered to the Company or the Company’s customers, which were created by You or of which You are otherwise in lawful possession, and (iii) You lawfully utilized for the benefit of, or distribute to, the Company or the Company’s customers.
G.	“Restricted Period” means the time period during Your employment with the Company, and for one (1) year after Your employment with the Company ends.
H.	“Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.